SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): January 28, 2008

                          BEN FRANKLIN FINANCIAL, INC.
                          ----------------------------
               (Exact Name of Registrant as Specified in Charter)

         Federal                        000-52240              20-5838969
--------------------------        --------------------    -----------------
(State or Other Jurisdiction)     (Commission File No.)    (I.R.S. Employer
    of Incorporation)                                     Identification No.)

830 East Kensington Road, Arlington Heights, Illinois                60004
-----------------------------------------------------                -----
(Address of Principal Executive Offices)                           (Zip Code)


Registrant's telephone number, including area code:  (847) 398-0990
                                                     --------------


            14 North Dryden Place, Arlington Heights, Illinois 60004
            --------------------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act
      (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





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Item 5.02.  Departure of Directors or Certain Officers; Election of Directors;
            Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
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     (e) On January 28, 2008,  Ben Franklin  Bank of Illinois,  the wholly owned subsidiary of Ben Franklin Financial, Inc. entered into similar employment agreements with its President and Chief Executive Officer, C. Steven Sjogren, its Vice President and Chief Financial Officer, Glen A. Miller and its Senior Vice President and Chief Lending Officer, Robin L. Jenkins. The agreements were amended and restated in order to conform the agreements to changes in the tax laws under Internal Revenue Code Section 409A. Each of these agreements has a term of up to three years, except for Mr. Jenkins' agreement, which has a term of one year. On March 1st of each year, each agreement will be renewed for an additional year so that the remaining term will be three years (one year for Mr. Jenkins), subject to termination as provided in the agreements. In addition to base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans
applicable   to   executive   employees.   Each   agreement   also   contains  a
non-competition provision. The executive's employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

     Certain events resulting in the executive's termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event the executive's employment is terminated for reasons other than for cause, disability or retirement, or in the event the executive resigns during the term of the agreement for specified circumstances as stated in the agreement, the executive would then be entitled to a severance payment in the form of a cash lump sum equal to (a) the remaining base salary and bonus that the executive would have earned under the agreement if the executive had continued employment through the end of the term of the agreement and had earned the maximum bonus or incentive award in each calendar year that ends during the remaining term of the agreement, plus (b) the value of the amount that would have been contributed to any employee benefit plan for the benefit of the executive during the remaining period of the agreement.

     In the event of a change in control of Ben Franklin Bank of Illinois or Ben Franklin Financial, Inc., as defined in the agreements, for the purposes of calculating benefits under the above agreements, the remaining term of the agreements should be deemed to be three years except in the case of Mr. Jenkins which would be one year. Notwithstanding the above, any severance payments (including payments made in the event of a change in control) to which executive would be entitled, to the extent necessary to comply with Office of Thrift Supervision regulations, will not exceed three times his average annual compensation over the most recent five taxable years. In addition, in the event payments to the executive include an "excess parachute payment" as defined in
Section 280G of the Internal Revenue Code, payments under the employment agreements with Ben Franklin Bank of Illinois would be reduced in order to avoid this result.

     Copies of the Employment Agreements are attached as Exhibits 10.1, 10.2 and
10.3 to this report.

Item 9.01.  Financial Statements and Exhibits
            ---------------------------------

      (d)   Exhibits.

            Exhibit No.           Description
            -----------           -----------

                10.1              Employment Agreement of C. Steven Sjogren
                10.2              Employment Agreement of Glen A. Miller
                10.3              Employment Agreement of Robin L. Jenkins



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                            BEN FRANKLIN FINANCIAL, INC.



DATE:  January 28, 2008                       By: /s/ C. Steven Sjogren
                                                  --------------------------
                                                  C. Steven Sjogren
                                                  President and Chief Executive
                                                  Officer